Exhibit 99.1

PRESS RELEASE

DOLLAR TREE, INC. REPORTS FIRST QUARTER RESULTS
•	Consolidated net sales increase 12.6%
•	Comparable store sales increase 6.5%
•	Company Raises 2010 Full Year Guidance

CHESAPEAKE, Va. – May 20, 2010 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less, reported its results for the quarter ended May 1, 2010 (“first quarter”).  Consolidated net sales for the first quarter were $1.35 billion, a 12.6% increase compared to $1.20 billion reported for the quarter ended May 2, 2009 (“first quarter 2009”).  Comparable store sales increased 6.5%, on top of a 9.2% increase for the first quarter 2009.

Earnings per diluted share for the first quarter were $0.73, including a non-recurring, non-cash charge of $26.3 million, or $0.19 per diluted share, relating to the Company’s previously announced retail inventory change.  Absent this charge, diluted earnings per share were $0.92, an increase of 39.4% compared to the $0.66 earnings per diluted share reported for the first quarter 2009.

“I am pleased with the continued momentum in our business,” President and CEO Bob Sasser said.  “Both traffic and average ticket increased during the quarter driving sustained growth in sales and earnings.  Leading categories in the first quarter included health and beauty care products, food, household consumables, and party goods.”

Operating margin for the quarter was 7.6%, including the aforementioned non-recurring, non-cash charge, which amounted to 190 basis points of gross margin.  Excluding the charge, operating margin was 9.5%, a 140 basis point improvement from the 8.1% operating margin in the first quarter 2009.

Cash at quarter-end totaled approximately $339 million, compared with $355 million at the end of the first quarter 2009.  During the first quarter, the Company expended $218 million for common stock repurchases, including a $200 million Accelerated Share Repurchase Program.  At the end of the first quarter, $42.2 million remains under the $500 million share repurchase program authorized by the Board of Directors.

The Company continues to grow.  During the first quarter, Dollar Tree opened 74 stores, closed 6 stores, and expanded or relocated 34 stores.  Retail selling square footage increased 6.5% compared to a year ago, to 33.0 million square feet.

The Company estimates sales for the second quarter of 2010 to be in the range of $1.32 billion to $1.36 billion, based on low to mid single digit positive comparable store sales.  Diluted earnings per share are estimated to be in the range of $0.77 to $0.85.

Full year sales are now estimated to be in the range of $5.67 billion to $5.80 billion and diluted earnings per share are expected to be $4.10 to $4.31, including the impact of the non-cash, non-recurring charge in the first quarter.  Excluding the charge, diluted earnings per share for the full year 2010 are expected to be $4.29 to $4.50.

On Thursday, May 20, 2010, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT.  The telephone number for the call is 888-713-3592.  A recorded version of the call will be available until midnight Thursday, May 27, and may be accessed by dialing 888-203-1112, and the access code is 2141527.  A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Thursday, May 27.

Dollar Tree, a Fortune 500 Company, operated 3,874 stores in 48 states as of May 1, 2010, with total retail selling square footage of 33.0 million.  To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding second quarter and full year sales and second quarter and full year diluted earnings per share.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10  - K filed March 19, 2010.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)
(Unaudited)
	First Quarter Ended
	May 1,	May 2,
	2010	2009

Net sales	$1,352.6	$1,201.1

Cost of sales, excluding non-cash
beginning inventory adjustment	876.1	785.7
Non-cash beginning inventory adjustment	26.3	-

Gross profit	450.2	415.4
	33.3%	34.6%

Selling, general & administrative expenses	347.6	317.8
	25.7%	26.5%

Operating income	102.6	97.6
	7.6%	8.1%

Interest expense, net	1.4	0.8
Other income	(0.9)	-

Income before income taxes	102.1	96.8
	7.5%	8.1%

Income tax expense	38.5	36.4
Income tax rate	37.7%	37.6%

Net income	$63.6	$60.4
	4.7%	5.0%

Net earnings per share:
Basic	$0.74	$0.67
Weighted average number of shares	86.2	90.5

Diluted	$0.73	$0.66
Weighted average number of shares	86.8	91.1

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	May 1,	Jan. 30,	May 2,
	2010	2010	2009

Cash and cash equivalents	$338.6	$571.6	$355.2
Short-term investments	51.5	27.8	-
Merchandise inventories	707.7	679.8	688.2
Other current assets	47.0	26.4	65.8
Total current assets	1,144.8	1,305.6	1,109.2

Property and equipment, net	719.4	714.3	705.0
Goodwill	133.3	133.3	133.3
Deferred tax assets	43.5	35.0	41.5
Other assets, net	101.7	101.5	84.7

Total assets	$2,142.7	$2,289.7	$2,073.7

Current portion of long-term debt	$17.5	$17.5	$17.6
Accounts payable	258.6	219.9	208.6
Other current liabilities	154.4	189.9	145.3
Income taxes payable, current	37.7	48.6	42.9
Total current liabilities	468.2	475.9	414.4

Long-term debt, excluding current portion	250.0	250.0	250.0
Income taxes payable, long-term	15.0	14.4	15.0
Other liabilities	116.5	120.2	112.8

Total liabilities	849.7	860.5	792.2

Shareholders' equity	1,293.0	1,429.2	1,281.5

Total liabilities and shareholders' equity	$2,142.7	$2,289.7	$2,073.7

STORE DATA:
Number of stores open at end of period	3,874	3,806	3,667
Total selling square footage (in millions)	33.0	32.3	31.0

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)
	Three Months Ended
	May 1,	May 2,
	2010	2009

Cash flows from operating activities:
Net income	$63.6	$60.4
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	39.3	38.8
Other non-cash adjustments	26.3	2.0
Changes in working capital	(93.4)	(46.6)
Total adjustments	(27.8)	(5.8)
Net cash provided by operating activities	35.8	54.6

Cash flows from investing activities:
Capital expenditures	(45.1)	(34.1)
Purchase of short-term investments	(29.0)	-
Proceeds from maturities of short-term investments	5.4	-
Purchase of restricted investments	(36.4)	(0.1)
Proceeds from maturities of restricted investments	36.4	-
Net cash used in investing activities	(68.7)	(34.2)

Cash flows from financing activities:
Proceeds from stock issued pursuant to stock-based
compensation plans	13.3	9.3
Payments for share repurchases	(220.8)	(39.6)
Tax benefit of stock-based compensation	7.5	0.8
Other	(0.1)	(0.1)
Net cash used in financing activities	(200.1)	(29.6)
Net decrease in cash and cash equivalents	(233.0)	(9.2)
Cash and cash equivalents at beginning of period	571.6	364.4
Cash and cash equivalents at end of period	$338.6	$355.2